Exhibit 99.1

L I N C O L N E L E C T R I C H O L D I N G S , I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S • R E L E A S E

LINCOLN ELECTRIC ELECTS N. JOY FALOTICO TO ITS BOARD OF DIRECTORS

CLEVELAND, Thursday, February 20, 2025 — Lincoln Electric Holdings, Inc., (Nasdaq: LECO) today announced that N. Joy Falotico, former President of The Lincoln Motor Company, a division of Ford Motor Company (NYSE: F), has been elected to Lincoln Electric’s Board of Directors, effective February 19, 2025. She will serve as a member of the Audit and the Nominating and Corporate Governance Committees. Ms. Falotico’s appointment expands Lincoln Electric’s Board to 12 directors, 11 of whom are independent, non-employee directors.

“We are pleased to welcome Joy to the Board,” said Steven B. Hedlund, Chair, President and Chief Executive Officer. “Joy’s diverse global leadership experience and deep financial and commercial expertise will be invaluable as we advance our strategic initiatives to drive long-term, profitable growth.”

Ms. Falotico formerly served as President of Lincoln Motor Company, the luxury vehicle division at Ford Motor Company, from 2018 until her retirement in 2022. During her 33-year tenure at Ford, she has served in a number of commercial, financial, regulatory, and operational senior leadership roles, including Chief Marketing Officer and Group Vice President at Ford Motor Company. In addition, she held the position as Chair and Chief Executive Officer at Ford Motor Credit Company. Ms. Falotico received a Bachelor of Science, Business Administration from Truman State University and an MBA from DePaul University. She currently serves on the boards of Alliant Energy (NASDAQ: LNT) and Lineage, Inc. (NASDAQ: LINE).

Business

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading materials science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln operates 71 manufacturing and automation system integration locations across 20 countries and maintains a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

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